Exhibit 99.1

Wilshire Bancorp Announces Common Stock Offering

LOS ANGELES, May 9, 2011 (GLOBE NEWSWIRE) — Wilshire Bancorp, Inc. (the “Company”) (Nasdaq: WIBC), the parent company of its wholly—owned subsidiary Wilshire State Bank, today announced that it has commenced an underwritten public offering of approximately $100 million of its common stock. In connection with the common stock offering, the Company expects to grant the underwriters a 30-day option to purchase up to $15 million of additional common stock, solely to cover over-allotments, if any.

A substantial portion of the net proceeds from the offering will be contributed to Wilshire State Bank as additional capital and the remaining net proceeds will be used to satisfy cash needs of Wilshire Bancorp and for other general corporate purposes.

J.P. Morgan Securities LLC  will serve as book-running manager and Macquarie Capital (USA) Inc. will serve as co- manager for this offering. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and has become effective. This release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. The common stock offering may be made only by means of a prospectus and a related prospectus supplement, copies of which may be obtained by contacting J.P. Morgan Securities LLC at c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attention: Prospectus Department, or by calling 866-803-9204, or Macquarie Capital (USA) Inc. at 125 W 55th Street, Level 23, New York, NY 10019, Attention: Tim Gould, or by calling 212-231-8022.

About Wilshire Bancorp

Headquartered in Los Angeles, Wilshire State Bank operates 24 branch offices in California, Texas, New Jersey and New York, and six loan production offices in Dallas, Houston, Atlanta, Denver, Annandale, Virginia, and Fort Lee, New Jersey, and is an SBA preferred lender nationwide. Wilshire State Bank is a community bank with a focus on commercial real estate lending and general commercial banking, with its primary market encompassing the multi-ethnic populations of the Los Angeles Metropolitan area. Wilshire Bancorp’s strategic goals include increasing shareholder and franchise value by continuing to grow its multi-ethnic banking business and expanding its geographic reach to other similar markets with strong levels of small business activity. Visit us at www.wilshirebank.com.

Forward-Looking Statements

This news release contains forward-looking statements for which the company claims the protection of the safe harbor contained in the Private Securities and Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. A number of factors, many of which are beyond the Wilshire Bancorp’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements.  Wilshire Bancorp’s Annual Report on Form 10-K and other SEC filings discuss the most significant risk factors that may affect our business, results of operations and financial condition. Wilshire Bancorp undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:

WILSHIRE BANCORP, INC.
Alex Ko, EVP & CFO
(213) 427-6560
www.wilshirebank.com